EXHIBIT 10.68

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered as of November 21, 2006, between STRATUS SERVICES GROUP, INC. (“Stratus”) and STATE COMPENSATION INSURANCE FUND (“State Fund”) with reference to the following:

A. State Fund has asserted claims against Stratus in an action entitled State Compensation Insurance Fund v. Stratus Services Group, Inc., Case No. CV06-3025 CAS (SHx), now pending in the United States District Court for the Central District of California (the "Action").

B. To avoid the cost and uncertainty of litigation, and without the admission of any claim, fact or defense, the parties desire to settle the Action and all actual and potential claims between them on the terms described below.

Now, therefore, in consideration of the foregoing and the promises and covenants herein, the parties agree as follows:

(c)  Nature of Agreement. This Agreement is a full settlement of all claims asserted in the Action or which could have been asserted in the Action or which arise directly or indirectly from any act, contract, breach or omission by Stratus any time prior to the date of this Agreement. This Agreement is not an admission of any liability, fact, claim or defense by any party.

(d)  Settlement Payment to State Fund.

(a) Stratus shall pay State Fund the sum of $300,000.00 in monthly installments as follows: $4500.00 per month for twenty-four consecutive months commencing in January 2007, and $6000.00 per month for the following thirty-two consecutive months.

(b) Each installment payment shall be sent by first class mail directly to State Compensation Insurance Fund, Credit & Collections Department, Attention Paul Nannini, P.O. Box 42087, San Francisco, CA 94142.

(c) Each installment payment shall be due on the first day of each calendar month (“Due Date”), beginning January 1, 2007. If any installment payment is not received by State Fund on or before the fifth (5th) calendar day after the Due Date, such payment will be considered in default. State Fund shall send written notice of default, via facsimile, to Stratus at the following number: 732-907-1888 or such other facsimile number as Stratus shall designate. Upon notification, Stratus shall have seven (7) calendar days to cure such default. If default is not cured by Stratus within said seven (7) day time period, State Fund may, at its sole discretion, enter judgment against Stratus in the sum of $2,023,419.15 minus those payments made to State Fund between January 1, 2007 and the date of default. Not exercising this option in the event of a default by Stratus will not be a waiver by State Fund of its right to do so should a future default by Stratus take place.

(d) Stratus will sign a Stipulation for Entry of Judgment consistent with the provisions in this section, which Stipulation will be held by State Fund and will not be filed unless there is a default under this section.

(e)  New Insurance. In the event that Stratus should in the future apply for a policy of workers’ compensations and employer’s liability insurance with State Fund, issuance of such policy will be made contingent on the payment to State Fund of $2,023,419.15, less any and all sums previously paid to State Fund pursuant to this agreement. This condition precedent is in addition to all other conditions appurtenant to issuance of such insurance policy.

(f)  Release of Claims.

(a) Except for the obligations under this Agreement, and to the fullest extent possible under law, State Fund fully releases and discharges Stratus and each of its shareholders, officers, directors, employees, agents, successors, and assigns from any and all claims alleged or which could have been alleged in the Action and all other known and unknown existing or potential claims, rights, liabilities, torts, damages, injuries, penalties, attorneys' fees, and causes of action which arise directly or indirectly from any act, breach, promise, omission, event, insurance policy or agreement prior to the date of this Agreement.

(b) State Fund understands and agrees that the foregoing release extends, but is not limited to, to all rights or claims related directly or indirectly to workers’ compensation policy number 1686667 it issued to Stratus on or about May 20, 2002.

(c) State Fund waives all rights it may have under section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.” State Fund is aware that it may learn that the facts and circumstances surrounding the claims released hereby may be different from the facts and circumstances now known or believed by it to be true. It assumes the risk that it may discover facts and circumstances different from its current knowledge or belief, and agrees that in such event this Agreement nevertheless shall be in all respects effective and not subject to termination, rescission or modification for any reason.

(d) State Fund represents that it has not heretofore assigned or transferred to any person all or part of or any interest in any claim released hereby.

(g)  Dismissal of the Action. State Fund and Stratus will file a stipulation for dismissal of the Action with prejudice in its entirety immediately after this Agreement is fully executed.

(h)  Counterparts. This Agreement may be executed in counterparts and will be deemed fully executed when each party has signed and transmitted a counterpart to the other. All counterparts taken together shall constitute a single agreement. Signatures transmitted by fax shall be deemed fully effective as original signatures.

(i)  Attorneys’ Fees. Stratus and State Fund shall bear their own attorney's fees and costs incurred in connection with the Action and the claims released hereby. In any action brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to recover all costs incurred in such action, including reasonable attorneys’ fees, in addition to any other relief to which they may be otherwise entitled.

(j)  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and any and all prior discussions, negotiations, commitments and understandings are merged herein.

(k)  Representations and Warranties. The parties represent and warrant to and agree with each other as follows:

(a) Each party has received independent legal advice from attorneys of its choice with respect to the advisability of making this settlement and the release provided herein and with respect to the advisability of executing this Agreement.

(b) Except as expressly stated in this Agreement, no party has made any statement or representation to any other party regarding any fact, which statement or representation is relied upon by any other party in entering into this Agreement. In connection with the execution of this Agreement or the making of the settlement provided for herein, no party to this Agreement has relied upon any statement, representation or promise of any other party not expressly contained herein.

(l)  Waiver, Modification and Amendment. No provisions of this Agreement may be waived unless in a writing signed by all parties. Waiver of any one provision will not be deemed a waiver of any other provision. This Agreement may be modified or amended only by a written agreement executed by all of the parties.

(m)  Construction. In the event of vagueness or ambiguity, this Agreement will not be construed against the party preparing it, but will be construed as if all parties prepared it jointly. Headings in this Agreement are for convenience only and do not limit or define any provisions. This Agreement shall be interpreted under and governed by the laws of California. If any provision of this Agreement is adjudged void or unenforceable, the same shall not affect the validity of the Agreement as a whole.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates written below.

STRATUS SERVICES GROUP, INC.	STATE COMPENSATION INSURANCE FUND
/s/ Michael A. Maltzman	/s/ Paul Nannini

Name: Michael A. Maltzman Title: Executive Vice President and CFO More Title: Stratus Services Group, Inc. Date: 12/01/06	Name: Paul Nannini Title: Collections Manager More Title: State Compensation Insurance Fund Date: 11/30/06